Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Alliance Financial Announces Fourth Quarter and Record Full Year Earnings

Syracuse, NY, January 26, 2011 - Alliance Financial Corporation (“Alliance” or the “Company”) (NasdaqGM: ALNC), the holding company for Alliance Bank, N.A., announced today its net income for the quarter ended December 31, 2010 was $2.8 million or $0.59 per diluted common share, compared with $3.5 million or $0.75 per diluted common share in the year-ago quarter. Securities gains, net of non-recurring expenses, positively impacted the fourth quarter of 2009 by $0.09 per diluted share.

Net income was $11.6 million for the year ended December 31, 2010, compared with $11.4 million in 2009. Net income available to common shareholders was $11.6 million or $2.48 per diluted share in 2010, compared with $10.4 million or $2.24 per diluted share in 2009. Preferred dividends and the accretion of the discount on preferred stock issued under the U.S. Department of the Treasury’s Capital Purchase Program was $1.1 million or $0.24 per diluted share in 2009. The Company redeemed the preferred stock in May 2009.

Jack H. Webb, President and CEO of Alliance said, “For the fourth consecutive year we set a record for net income while also achieving substantial increases in deposits and commercial loan originations in a difficult operating environment for financial institutions. Our community banking business model, which focuses on delivering responsive customer service and local decision making, has clearly established Alliance as an alternative to the larger financial institutions.”

Webb added, “The investment we made to enhance our commercial banking team contributed to a 55 percent increase in commercial loan originations in 2010 over 2009. Our commercial lending business finished the year strongly, with originations in the fourth quarter up 104 percent over the fourth quarter of 2009 and up 97 percent over the third quarter of 2010. Deposit levels were up strongly in 2010 as well, placing Alliance fourth by total deposits in the Syracuse MSA. Local customer deposit growth of $114 million in 2010 provided the funding for us to continue lending to credit worthy borrowers throughout Central New York.”

Balance Sheet Highlights

Total assets were $1.5 billion at December 31, 2010, an increase of $7.8 million or 0.5% from September 30, 2010. Securities available-for-sale increased $18.7 million in the fourth quarter to $414.4 million at the end of 2010. Total loans and leases (net of unearned income) decreased $3.4 million to $898.5 million at December 31, 2010. This decrease in loan balances resulted from the continued amortization of our lease portfolio combined with the sale of most residential mortgage originations in the fourth quarter, the effects of which were substantially offset by strong commercial loan growth in the fourth quarter. Loan origination volumes in the fourth quarter increased $33.3 million or 56.2% compared with the year-ago quarter and increased $14.2 million or 18.1% compared with the third quarter of 2010, with commercial loan originations driving much of the increase in originations.

Commercial loans and mortgages increased $23.1 million or 10.2% in the fourth quarter and totaled $249.9 million at December 31, 2010. Originations of commercial loans and mortgages in the fourth quarter (excluding lines of credit) totaled $38.5 million, compared with $19.6 million in the third quarter of 2010 and $18.9 million in the year-ago quarter. Commercial originations increased 55.4% in 2010 compared to 2009 and totaled $80.4 million.

Residential mortgages outstanding decreased $13.5 million in the fourth quarter primarily as a result of our plan to sell most of our residential originations on the secondary market to manage our overall portfolio balance. Originations of residential mortgages totaled $38.6 million in the fourth quarter of 2010, compared with $34.7 million in the third quarter of 2010 and $25.7 million in the year-ago quarter. Residential originations decreased 24.8% in 2010 and totaled $119.7 million, as modestly higher interest rates in 2010 reduced mortgage refinancing demand.

Indirect auto loan balances were $176.1 million at the end of the fourth quarter, which was a decrease of $7.5 million from the end of the third quarter. The Company originated $14.5 million of indirect auto loans in the fourth quarter, compared with $22.5 million in the third quarter of 2010 and $11.9 million in the year-ago quarter. Indirect originations decreased 12.5% to $79.5 million in 2010 compared with 2009 due to competitive pressures. Alliance originates auto loans through a network of reputable, well established automobile dealers located in Central and Western New York. Applications received through the Company’s indirect lending program are subject to the same comprehensive underwriting criteria and procedures as employed in its direct lending programs.

Leases (net of unearned income) decreased $5.0 million in the fourth quarter and $25.8 million for the year to $42.5 million as a result of the Company’s previously announced decision to cease new lease originations.

The Company’s investment securities portfolio totaled $414.4 million at December 31, 2010, compared with $395.8 million at September 30, 2010. The Company’s portfolio is comprised entirely of investment grade securities, the majority of which are rated “AAA” by one or more of the nationally recognized rating agencies. The breakdown of the securities portfolio at December 31, 2010 was 79% government-sponsored entity guaranteed mortgage-backed securities, 19% municipal securities and 1% obligations of U.S. Government-sponsored corporations. Mortgage-backed securities, which totaled $329.0 million at December 31, 2010, are comprised primarily of pass-through securities backed by conventional residential mortgages and guaranteed by Fannie-Mae, Freddie-Mac or Ginnie Mae, which in turn are backed by the United States government. The Company’s municipal securities portfolio, which totaled $78.2 million at the end of 2010, is primarily comprised of highly rated general obligation bonds issued by local municipalities in New York State.

Deposits increased $9.5 million in the fourth quarter, and were $1.1 billion at December 31, 2010. Since the end of 2009 deposits increased $58.9 million, with transaction accounts (checking, savings, and money market) up $91.7 million as a result of growth in each of our retail, commercial and municipal lines of business. Time accounts decreased $32.8 million in 2010 as growth in transaction accounts allowed for the reduction of wholesale brokered deposits by $54.8 million in 2010. Deposits, net of wholesale brokered accounts, increased $113.8 million in 2010. Low cost transaction accounts comprised 69.9% of total deposits at the end of 2010, compared with 69.7% at September 30, 2010 and 65.2% at December 31, 2009.

Shareholders’ equity was $133.1 million at December 31, 2010, compared with $134.5 million at September 30, 2010 and $123.9 million at December 31, 2009. Net income for the quarter increased shareholders’ equity by $2.8 million and was partially offset by common stock dividends declared of $1.4 million or $0.30 per common share. Unrealized gains on securities available for sale, net of taxes, decreased $3.5 million in the fourth quarter due to changes in market interest rates and other market conditions.

The Company’s Tier 1 leverage ratio was 8.28% and its total risk-based capital ratio was 14.63% at the end of the fourth quarter, both of which comfortably exceeded the regulatory thresholds required to be classified as a well-capitalized institution, which are 5.0% and 10.0%, respectively. The Company’s tangible common equity capital ratio (a non-GAAP financial measure) was 6.62% at December 31, 2010.

Asset Quality and the Provision for Credit Losses

Delinquent loans and leases (including non-performing) decreased to $16.3 million at December 31, 2010, compared to $17.6 million at September 30, 2010 and $18.7 million at the end of 2009. The severity of the Company’s delinquencies as measured by the number of days past due on all delinquent loans and leases has remained relatively stable throughout 2010. Approximately 41% of all delinquent loans and leases at the end of the fourth quarter were past due less than sixty days, compared with 39% at September 30, 2010 and 42% at the end of 2009.

Nonperforming assets were $9.1 million or 0.63% of total assets at December 31, 2010, compared with $8.5 million or 0.59% of total assets at September 30, 2010 and $9.0 million or 0.64% of total assets at December 31, 2009. Included in nonperforming assets at the end of the fourth quarter are nonperforming loans and leases totaling $8.5 million, compared with $7.8 million and $8.6 million at September 30, 2010 and December 31, 2009, respectively.

Conventional residential mortgages comprised $3.5 million (47 loans) or 41.7% of nonperforming loans and leases at December 31, 2010. Nonperforming commercial loans totaled $3.3 million (29 loans) or 38.8% of nonperforming loans and leases and leases on nonperforming status totaled $697,000 (22 leases) or 8.2% of nonperforming loans and leases at the end of the fourth quarter.

The provision for credit losses in the quarter and year ended December 31, 2010 was down sharply from the year-ago periods on the Company’s strong asset quality and lower charge-offs. The provision expense was $800,000 and $4.1 million in the quarter and year ended December 31, 2010, respectively, compared with $1.4 million and $6.1 million in the year-ago periods. Net charge-offs were $583,000 and $2.8 million in the three months and year ended December 31, 2010, respectively, compared with $2.0 million and $5.8 million in the year-ago periods. Charge-offs in the Company’s lease portfolio dropped sharply in 2010 as the losses in 2009 were generally isolated to four segments of the lease portfolio which stabilized in 2010. The aggregate remaining balance of these four lease segments is $2.4 million at the end of 2010. Charge-offs in the lease portfolio totaled $1.3 million or 37.3% of gross charge-offs in 2010, down from $4.0 million or 56.7% of gross charge-offs in 2009.

Net charge-offs, annualized, equaled 0.26% and 0.31%, respectively, of average loans and leases during the three months and year ended December 31, 2010, compared with 0.88% and 0.63%, respectively, in the year-ago periods. The provision for credit losses as a percentage of net charge-offs was 137% and 145%, respectively, in the quarter and year ended December 31, 2010, compared with 71% and 104%, respectively, in the comparable 2009 time periods.

The allowance for credit losses was $10.7 million at December 31, 2010, compared with $10.5 million at September 30, 2010 and $9.4 million at December 31, 2009. The ratio of the allowance for credit losses to total loans and leases was 1.19% at December 31, 2010, compared with 1.17% at September 30, 2010 and 1.03% at December 31, 2009. The ratio of the allowance for credit losses to nonperforming loans and leases was 126% at December 31, 2010, compared with 134% at September 30, 2010 and 110% at December 31, 2009.

Net Interest Income

Net interest income totaled $10.8 million in the three months ended December 31, 2010, which was a decrease of $666,000 or 5.8% compared with the fourth quarter of 2009. Net interest income decreased $342,000 or 3.1% compared with the third quarter of 2010. The tax-equivalent net interest margin decreased 23 basis points in the fourth quarter compared with the year-ago quarter, and was 12 basis points lower than the third quarter of 2010 due to the effect of persistently low interest rates on the Company’s interest-earning assets.

The net interest margin on a tax-equivalent basis was 3.45% in the fourth quarter of 2010, compared with 3.68% in the fourth quarter of 2009 and 3.57% in the third quarter of 2010. The decrease in the net interest margin was the result of a decrease in the tax-equivalent earning asset yield of 54 basis points in the fourth quarter compared with the year-ago quarter, which was partially offset by a decrease in its cost of funds of 34 basis points over the same period. The Company’s yield on earning assets decreased 24 basis points in the fourth quarter of 2010 compared with the third quarter of 2010, which was partially offset by a decrease in its cost of funds of 13 basis points during the same period.

Average interest-earning assets were $1.3 billion in the fourth quarter, which was relatively unchanged compared to the year-ago quarter and compared to the third quarter of 2010.

Net interest income for 2010 totaled $44.3 million, which was an increase of $908,000 or 2.1% compared with $43.4 million in the year-ago period. Average earning assets increased $18.1 million in 2010 compared with 2009, with a $45.2 million increase in securities offsetting a $22.8 million decrease in loans and leases. The tax-equivalent net interest margin was 3.55% in 2010 and 2009. A decrease of 37 basis points in the Company’s tax-equivalent earning assets yield in 2010 compared with 2009 was offset by a 43 basis point decrease in its cost of funds over the same period.

The Company’s net interest margin is expected to compress further in coming quarters as the persistently low interest rate environment continues to negatively affect the return on the Company’s loans and investments.

Non-Interest Income and Non-Interest Expenses

Non-interest income was $5.9 million in the fourth quarter of 2010, which was unchanged from the fourth quarter of 2009. Gains on the sale of loans increased $414,000 or 170.4% in the fourth quarter of 2010 compared to the year-ago period on an increased volume of residential mortgage sales. The Company did not sell securities in the fourth quarter and therefore gains on sales of investment securities decreased $1.2 million compared with the fourth quarter of 2009. In December 2010, the Company sold substantially all of the assets of its insurance agency subsidiary, Ladd’s Inc. and discontinued its operations, which resulted in a decrease in insurance agency income of $170,000 or 47.2% in the fourth quarter compared to the year-ago period. The discontinuation of Ladd’s operations will have no net effect on the Company’s future financial results. A gain of $815,000 was recognized on the sale of Ladd’s and is included in other non-interest income. The gain was nearly entirely offset by taxes of $806,000 resulting from a difference in the tax basis of such assets versus the book value.

Non-interest income (excluding gains on sales of securities and gain on Ladd’s sale) comprised 32.2% of total revenue in the fourth quarter of 2010 compared with 29.4% in the year-ago quarter and 30.2% in the third quarter of 2010. The increase in this ratio was driven largely by higher gains on the sale of loans in 2010.

Non-interest income totaled $20.5 million in 2010, which is a decrease of $306,000 from $20.8 million in 2009. Service charges on deposit accounts decreased $528,000 or 10.5% primarily due to the impact of a new regulation covering overdraft protection programs, which took effect in the third quarter. Gains on sales of loans increased $646,000 or 86.4% as a result of a higher volume of residential mortgage sales in 2010. Gains on sales of investment securities decreased $1.9 million or 85.8% on a sharply lower volume of sales in 2010. Other non-interest income increased $1.0 million in 2010 due primarily to the sale of substantially all of the assets of Ladd’s. Non-interest income (excluding securities gains and gain on Ladd’s sale) comprised 30.4% of total revenue in 2010 compared with 30.1% in 2009.

Non-interest expenses were $11.3 million in the quarter ended December 31, 2010, which was unchanged from the fourth quarter of 2009. Professional fees increased $192,000 or 26.4% due primarily to outside consulting services related to various Company projects. Other non-interest expenses decreased $259,000 or 15.6% due largely to recoveries of write offs which were recorded in previous quarters.

Non-interest expenses were $44.5 million in 2010, compared with $43.2 million in 2009. Salaries and benefits expense increased $1.9 million or 9.3% compared with 2009. Approximately $1.3 million or 67% of this increase represents incremental recurring expense from a combination of new customer service and business development positions and normal salary increases. As required under generally accepted accounting principles, the deferral of salaries and benefits expense in connection with successfully originated loans comprised approximately $317,000 or 17% of the increase in salaries and benefits in 2010 compared with the same period in 2009, due to the substantially higher residential mortgage origination volume in 2009. Professional fees increased $357,000 or 12.3% in 2010 due primarily to outside consulting services related to various Company projects. The FDIC insurance premium decreased $683,000 or 29.9% in 2010 due to a special assessment required of all FDIC-insured banks in 2009. The assessment for Alliance was $676,000 in the second quarter of 2009.

The Company’s efficiency ratio was 71.1% in the fourth quarter of 2010 compared with 69.8% in the year-ago quarter and 70.1% in the third quarter of 2010. The Company’s efficiency ratio was 69.9% in 2010 compared with 69.7% in 2009.

The Company’s effective tax rate (excluding the gain and related tax on the Ladd’s transaction) was 26.7% and 24.6% for the quarter and year ended December 31, 2010 compared with 24.6% and 23.1% in the year-ago periods.

About Alliance Financial Corporation

Alliance Financial Corporation is an independent financial holding company with Alliance Bank, N.A. as its principal subsidiary that provides retail, commercial and municipal banking, and trust and investment services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y. and an equipment lease financing company, Alliance Leasing, Inc.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; increases in FDIC insurance premiums may cause earnings to decrease; and other risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in subsequent filings with the Securities and Exchange Commission.

Contact:	Alliance Financial Corporation

J. Daniel Mohr, Executive Vice President and CFO

(315) 475-4478

Alliance Financial Corporation

Consolidated Statements of Income (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
	(Dollars in thousands, except share and per share data)
Interest income:
Loans, including fees	$11,165	$12,227	$46,168	$49,832
Federal funds sold and interest bearing deposits	5	—	8	15
Securities	3,236	3,842	14,166	14,115

Total interest income	14,406	16,069	60,342	63,962

Interest expense:
Deposits:
Savings accounts	78	115	377	454
Money market accounts	528	774	2,675	3,347
Time accounts	1,584	2,099	7,216	9,622
NOW accounts	91	127	490	531

Total	2,281	3,115	10,758	13,954

Borrowings:
Repurchase agreements	212	232	833	955
FHLB advances	934	1,077	3,817	4,864
Junior subordinated obligations	161	161	645	808

Total interest expense	3,588	4,585	16,053	20,581

Net interest income	10,818	11,484	44,289	43,381
Provision for credit losses	800	1,425	4,085	6,100

Net interest income after provision for credit losses	10,018	10,059	40,204	37,281

Non-interest income:
Investment management income	1,876	1,845	7,316	7,134
Service charges on deposit accounts	1,135	1,279	4,509	5,037
Card-related fees	670	594	2,563	2,248
Insurance agency income	190	360	1,283	1,387
Income from bank-owned life insurance	262	261	1,058	1,014
Gain on the sale of loans	657	243	1,394	748
Gain on sale of securities available-for-sale	—	1,153	308	2,168
Other non-interest income	1,156	188	2,074	1,075

Total non-interest income	5,946	5,923	20,505	20,811

Non-interest expense:
Salaries and employee benefits	5,804	5,700	22,319	20,428
Occupancy and equipment expense	1,924	1,768	7,375	7,047
Communication expense	172	162	664	756
Office supplies and postage expense	284	366	1,158	1,337
Marketing expense	177	205	1,068	932
Amortization of intangible asset	258	290	1,127	1,453
Professional fees	920	728	3,250	2,893
FDIC insurance premium	407	464	1,601	2,284
Other operating expense	1,400	1,659	5,918	6,078

Total non-interest expense	11,346	11,342	44,480	43,208

Income before income tax expense	4,618	4,640	16,229	14,884
Income tax expense	1,825	1,143	4,605	3,436

Net income	$2,793	$3,497	$11,624	$11,448

Dividend and accretion of discount on preferred stock	—	—	—	(1,084)

Net income available to common shareholders	$2,793	$3,497	$11,624	$10,364

Share and Per Share Data
Basic average common shares outstanding	4,646,934	4,546,819	4,619,718	4,514,268
Diluted average common shares outstanding	4,660,463	4,585,800	4,640,097	4,543,069
Basic earnings per common share	$0.59	$0.76	$2.49	$2.25
Diluted earnings per common share	$0.59	$0.75	$2.48	$2.24
Cash dividends declared	$0.30	$0.28	$1.16	$1.08

Alliance Financial Corporation

Consolidated Balance Sheets (Unaudited)

	December 31, 2010	December 31, 2009
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from banks	$32,501	$26,696
Securities available-for-sale	414,410	362,158
Federal Home Loan Bank of NY (“FHLB”) Stock and Federal Reserve Bank (“FRB”) Stock	8,652	10,074
Loans and leases held for sale	2,940	1,023
Total loans and leases, net of unearned income	898,537	914,162
Less allowance for credit losses	10,683	9,414

Net loans and leases	887,854	904,748

Premises and equipment, net	18,975	20,086
Accrued interest receivable	4,149	4,167
Bank-owned life insurance	28,412	27,354
Goodwill	30,844	32,073
Intangible assets, net	8,638	10,075
Other assets	17,247	18,790

Total assets	$1,454,622	$1,417,244

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	179,918	159,149
Interest bearing	954,680	916,522

Total deposits	1,134,598	1,075,671

Borrowings	142,792	172,707
Accrued interest payable	1,391	1,745
Other liabilities	16,936	17,412
Junior subordinated obligations issued to unconsolidated subsidiary trusts	25,774	25,774

Total liabilities	1,321,491	1,293,309

Shareholders’ equity:
Common stock	5,051	4,937
Surplus	45,620	43,013
Undivided profits	92,380	86,194
Accumulated other comprehensive income	1,713	946
Directors’ stock-based deferred compensation plan	(2,977)	(2,499)
Treasury stock	(8,656)	(8,656)

Total shareholders’ equity	133,131	123,935

Total liabilities and shareholders’ equity	$1,454,622	$1,417,244

Common shares outstanding	4,729,035	4,614,921
Book value per common share	$28.15	$26.86
Tangible book value per common share	$19.80	$17.72

Alliance Financial Corporation

Consolidated Average Balances (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing deposits	$19,101	$940	$8,823	$13,084
Securities(1)	401,250	391,342	397,732	352,542
Loans and leases receivable:
Residential real estate loans(2)	343,312	356,798	351,922	344,707
Commercial loans	231,151	206,698	218,213	211,469
Leases, net of unearned income(2)	44,347	71,433	53,886	84,806
Indirect loans	180,136	189,415	182,085	187,919
Other consumer loans	92,404	92,718	91,389	91,387

Loans and leases receivable, net of unearned income	891,350	917,062	897,495	920,288

Total earning assets	1,311,701	1,309,344	1,304,050	1,285,914

Non-earning assets	139,606	135,003	137,043	133,434

Total assets	$1,451,307	$1,444,347	$1,441,093	$1,419,348

Interest bearing liabilities:
Interest bearing checking accounts	$151,770	$120,128	$141,124	$117,113
Savings accounts	101,433	93,429	99,799	92,114
Money market accounts	367, 999	326,470	357,572	303,344
Time deposits	335,452	384,955	359,532	382,420
Borrowings	144,423	189,781	146,296	193,648
Junior subordinated obligations issued to unconsolidated trusts	25,774	25,774	25,774	25,774

Total interest bearing liabilities	1,126,851	1,140,537	1,130,097	1,114,413

Non-interest bearing deposits	178,342	161,841	167,912	156,396
Other non-interest bearing liabilities	16,059	16,246	16,383	16,685

Total liabilities	1,321,252	1,318,624	1,314,392	1,287,494
Shareholders’ equity	130,055	125,723	126,701	131,854

Total liabilities and shareholders’ equity	$1,451,307	$1,444,347	$1,441,093	$1,419,348

(1)	The amounts shown are amortized cost and include FHLB and FRB stock
(2)	Includes loans and leases held for sale

Alliance Financial Corporation

Investments, Loans and Leases, and Deposits (Unaudited)

The following table sets forth the amortized cost and fair value of the Company’s available-for-sale securities portfolio:

	December 31, 2010		September 30, 2010		December 31, 2009
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available-for-sale
Debt securities:
U.S. Treasury obligations	$—	$—	$3,350	$3,350	$100	$101
Obligations of U.S. government- sponsored corporations	4,020	4,186	4,765	5,008	5,864	6,129
Obligations of states and political subdivisions	77,246	78,212	73,612	77,106	75,104	77,147
Mortgage-backed securities(1)	324,294	329,010	299,458	307,216	273,499	275,680

Total debt securities	405,560	411,408	381,185	392,680	354,567	359,057

Stock investments:
Equity securities	1,852	1,995	1,932	2,046	1,958	2,104
Mutual funds	1,000	1,007	1,000	1,030	1,000	997

Total stock investments	2,852	3,002	2,932	3,076	2,958	3,101

Total available-for-sale	$408,412	$414,410	$384,117	$395,756	$357,525	$362,158

(1)	Comprised of pass-through debt securities collateralized by conventional residential mortgages and guaranteed by either Fannie Mae, Freddie Mac or Ginnie Mae, which are, in turn, backed by the United States government.

The following table sets forth the composition of the Company’s loan and lease portfolio at the dates indicated:

	December 31, 2010		September 30, 2010		December 31, 2009
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Residential real estate loans	$334,967	37.4%	$348,443	38.8%	$356,906	39.2%
Commercial loans	133,787	14.9%	116,887	13.0%	111,243	12.2%
Commercial real estate	116,066	13.0%	109,876	12.2%	96,753	10.7%
Leases, net of unearned income	42,466	4.8%	47,451	5.3%	68,224	7.5%
Indirect loans	176,125	19.7%	183,594	20.4%	184,947	20.3%
Other consumer loans	91,619	10.2%	91,885	10.3%	92,022	10.1%

Total loans and leases	895,030	100.0%	898,136	100.0%	910,095	100.0%

Net deferred loan costs	3,507		3,755		4,067
Allowance for credit losses	(10,683)		(10,466)		(9,414)

Net loans and leases	$887,854		$891,425		$904,748

The following table sets forth the composition of the Company’s deposits at the dates indicated:

	December 31, 2010		September 30, 2010		December 31, 2009
	Amount	Percent	Amount	Percent	Amount	Percent
Deposit composition
Non-interest bearing checking	$179,918	15.9%	$175,272	15.6%	$159,149	14.8%
Interest bearing checking	151,894	13.3%	143,976	12.8%	130,368	12.1%

Total checking	331,812	29.2%	319,248	28.4%	289,517	26.9%

Savings	103,099	9.1%	101,356	9.0%	94,524	8.8%
Money market	357,885	31.5%	363,847	32.3%	317,051	29.5%
Time deposits	341,802	30.2%	340,672	30.3%	374,579	34.8%

Total deposits	$1,134,598	100.0%	$1,125,123	100.0%	$1,075,671	100.0%

Alliance Financial Corporation

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans and leases grouped by the number of days delinquent at the dates indicated:

Delinquent loans and leases	December 31, 2010		September 30, 2010		December 31, 2009
	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$6,711	0.75%	$6,922	0.78%	$7,883	0.87%
60 days past due	1,083	0.12%	2,894	0.32%	2,271	0.25%
90 days past due and still accruing	19	—%	43	—%	—	—%
Non-accrual	8,474	0.95%	7,749	0.86%	8,582	0.94%

Total	$16,287	1.82%	$17,608	1.96%	$18,736	2.06%

(1)	As a percentage of total loans and leases, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets:

Non-performing assets	December 31, 2010	September 30, 2010	December 31, 2009
	(Dollars in thousands)
Non-accruing loans and leases
Residential real estate loans	$3,543	$3,116	$2,843
Commercial loans	1,212	1,225	2,167
Commercial real estate	2,084	1,888	1,846
Leases	697	802	1,418
Indirect loans	212	157	109
Other consumer loans	726	561	199

Total non-accruing loans and leases	8,474	7,749	8,582
Accruing loans and leases delinquent 90 days or more	19	43	—

Total non-performing loans and leases	8,493	7,792	8,582
Other real estate and repossessed assets	652	694	445

Total non-performing assets	$9,145	$8,486	$9,027

The following table summarizes changes in the allowance for credit losses arising from loans and leases charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

Allowance for credit losses	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
	(Dollars in thousands)

Allowance for credit losses, beginning of period	$10,466	$10,006	$9,414	$9,161

Loans and leases charged-off	(772)	(2,281)	(3,607)	(7,272)
Recoveries of loans and leases previously charged-off	189	264	791	1,425

Net loans and leases charged-off	(583)	(2,017)	(2,816)	(5,847)

Provision for credit losses	800	1,425	4,085	6,100

Allowance for credit losses, end of period	$10,683	$9,414	$10,683	$9,414

Alliance Financial Corporation

Consolidated Financial Information (Unaudited)

Key Ratios	At or for the three months ended December 31,		At or for the twelve months ended December 31,
	2010	2009	2010	2009
Return on average assets	0.77%	0.97%	0.81%	0.81%
Return on average equity	8.59%	11.13%	9.17%	8.68%
Return on average common equity	8.59%	11.13%	9.17%	8.46%
Return on average tangible common equity	12.51%	16.76%	13.64%	13.02%
Yield on earning assets	4.54%	5.08%	4.78%	5.15%
Cost of funds	1.27%	1.61%	1.42%	1.85%
Net interest margin (tax equivalent) (1)	3.45%	3.68%	3.55%	3.55%
Non-interest income to total income (2)	32.17%	29.35%	30.44%	30.06%
Efficiency ratio (3)	71.14%	69.77%	69.86%	69.66%
Common dividend payout ratio (4)	50.85%	37.33%	46.77%	48.21%

Net loans and leases charged-off to average loans and leases, annualized	0.26%	0.88%	0.31%	0.63%
Provision for credit losses to average loans and leases, annualized	0.36%	0.62%	0.46%	0.66%
Allowance for credit losses to total loans and leases	1.19%	1.03%	1.19%	1.03%
Allowance for credit losses to non-performing loans and leases	125.8%	109.7%	125.8%	109.7%
Non-performing loans and leases to total loans and leases	0.95%	0.94%	0.95%	0.94%
Non-performing assets to total assets	0.63%	0.64%	0.63%	0.64%

(1)	Tax equivalent net interest income divided by average earning assets
(2)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted)
(3)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)
(4)	Cash dividends declared per share divided by diluted earnings per share

Alliance Financial Corporation

Selected Quarterly Financial Data (Unaudited)

	2010				2009
	Fourth	Third	Second	First	Fourth
	(Dollars in thousands, except share and per share data)
Interest income	$14,406	$15,102	$15,378	$15,456	$16,069
Interest expense	3,588	3,942	4,188	4,335	4,585

Net interest income	10,818	11,160	11,190	11,121	11,484
Provision for credit losses	800	1,095	1,095	1,095	1,425

Net interest income after provision for credit losses	10,018	10,065	10,095	10,026	10,059
Other non-interest income	5,946	5,139	4,859	4,561	5,923
Other non-interest expense	11,346	11,210	10,963	10,961	11,342

Income before income tax expense	4,618	3,994	3,991	3,626	4,640
Income tax expense	1,825	904	999	877	1,143

Net income	$2,793	$3,090	$2,992	$2,749	$3,497

Stock and related per share data
Basic earnings per common share	$0.59	$0.66	$0.64	$0.59	$0.76
Diluted earnings per common share	$0.59	$0.66	$0.64	$0.59	$0.75
Basic weighted average common shares outstanding	4,646,934	4,624,819	4,622,660	4,583,617	4,546,819
Diluted weighted average common shares outstanding	4,660,463	4,646,889	4,643,679	4,614,060	4,585,800
Cash dividends paid per common share	$0.30	$0.30	$0.28	$0.28	$0.28
Common dividend payout ratio (1)	50.85%	45.45%	43.75%	47.46%	37.33%
Common book value	$28.15	$28.63	$28.46	$27.38	$26.86
Tangible common book value (2)	$19.80	$19.84	$19.55	$18.39	$17.72

Capital Ratios
Holding Company
Tier 1 leverage ratio	8.28%	8.07%	7.87%	7.86%	7.55%
Tier 1 risk based capital	13.41%	13.06%	12.69%	12.56%	12.06%
Tier 1 risk based common capital (3)	10.54%	10.17%	9.84%	9.68%	9.22%
Total risk based capital	14.63%	14.27%	13.88%	13.69%	13.13%
Tangible common equity to tangible assets(4)	6.62%	6.63%	6.44%	6.10%	5.95%

Bank
Tier 1 leverage ratio	7.72%	7.67%	7.48%	7.38%	7.14%
Tier 1 risk based capital	12.54%	12.47%	12.12%	11.85%	11.47%
Total risk based capital	13.78%	13.70%	13.32%	12.99%	12.55%

Selected ratios
Return on average assets	0.77%	0.86%	0.83%	0.77%	0.97%
Return on average equity	8.59%	9.57%	9.62%	8.93%	11.13%
Return on average tangible common equity	12.51%	14.09%	14.48%	13.55%	16.76%
Yield on earning assets	4.54%	4.78%	4.83%	4.96%	5.08%
Cost of funds	1.27%	1.40%	1.46%	1.54%	1.61%
Net interest margin (tax equivalent) (5)	3.45%	3.57%	3.56%	3.61%	3.68%
Non-interest income to total income (6)	32.17%	30.21%	30.28%	29.08%	29.35%
Efficiency ratio (7)	71.14%	70.10%	68.31%	69.90%	69.77%

Asset quality ratios
Net loans and leases charged off to average loans and leases, annualized	0.26%	0.41%	0.23%	0.35%	0.88%
Provision for credit losses to average loans and leases, annualized	0.36%	0.49%	0.49%	0.49%	0.62%
Allowance for credit losses to total loans and leases	1.19%	1.17%	1.12%	1.07%	1.03%
Allowance for credit losses to non-performing loans and leases	125.8%	134.3%	106.3%	101.3%	109.7%
Non-performing loans and leases to total loans and leases	0.95%	0.87%	1.06%	1.06%	0.94%
Non-performing assets to total assets	0.63%	0.59%	0.71%	0.69%	0.64%

(1)	Cash dividends declared per common share divided by diluted earnings per common share
(2)	Common shareholders’ equity less goodwill and intangible assets divided by common shares outstanding
(3)	Tier 1 capital excluding junior subordinated obligations issued to unconsolidated trusts divided by total risk-adjusted assets
(4)	The Company uses certain non-GAAP financial measures, such as the Tangible Common Equity to Tangible Assets ratio (TCE), to provide information for investors to effectively analyze financial trends of ongoing business activities, and to enhance comparability with peers across the financial sector. The Company believes TCE is useful because it is a measure utilized by regulators, market analysts and investors in evaluating a company’s financial condition and capital strength. TCE, as defined by the Company, represents common equity less goodwill and intangible assets. A reconciliation from the Company’s GAAP Total Equity to Total Assets ratio to the Non-GAAP Tangible Common Equity to Tangible Assets ratio is presented below:

(in thousands)	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009

Total assets	$1,454,622	$1,446,839	$1,456,731	$1,445,326	$1,417,244
Less: Goodwill and intangible assets, net	39,482	41,279	41,568	41,858	42,148

Tangible assets (non-GAAP)	$1,415,140	$1,405,560	$1,415,163	$1,403,468	$1,375,096

Total Common Equity	133,131	134,503	132,712	127,487	123,935
Less: Goodwill and intangible assets, net	39,482	41,279	41,568	41,858	42,148

Tangible Common Equity (non-GAAP)	93,649	93,224	91,144	85,629	81,787

Total Equity/Total Assets	9.15%	9.30%	9.11%	8.82%	8.74%
Tangible Common Equity/Tangible Assets (non-GAAP)	6.62%	6.63%	6.44%	6.10%	5.95%

(5)	Tax equivalent net interest income divided by average earning assets
(6)	Non-interest income (net of realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted)
(7)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)